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                      AGREEMENT TO SUPPORT THE TRANSACTION

         This Agreement (the "AGREEMENT") is made and entered into as of the 6th day of December, 1996 in favor of CENTRAL PARKING CORPORATION, a Tennessee corporation ("PURCHASER"), and CENTRAL PARKING SYSTEM -- EMPIRE STATE, INC., a New York corporation and wholly-owned indirect subsidiary of Purchaser ("MERGER SUB"), by Lowell Harwood, Mrs. Lowell Harwood, Sanford Harwood, Brett Harwood, Mrs. Brett Harwood, Brett Harwood as custodian and trustee for his minor children, Leslie Harwood Ehrlich, Craig Harwood, Scott Harwood and Scott Harwood as custodian for his minor children (collectively, the "SIGNIFICANT SHAREHOLDERS").

                              W I T N E S S E T H:

         WHEREAS, effective simultaneously herewith Purchaser, Merger Sub and Square Industries, Inc. ( the "Company") have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Plan of Merger") pursuant to which the Merger Sub will offer to purchase all of the outstanding common stock of the Company; and

         WHEREAS, under the conditions set forth herein the Significant Shareholders have agreed to tender all of their shares of common stock, par value $.01 of the Company (the "Company Common Stock") to Merger Sub in the Offer.

         NOW, THEREFORE, in order to induce Purchaser and Merger Sub to enter into the Plan of Merger and in consideration of the foregoing and the covenants and agreements set forth herein, and good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1.

         1.1 Agreement to Tender Shares. The Significant Shareholders agree to tender all of their Shares (including any Shares owned by foundations or trusts over which the Shareholder has the power of disposition) of Company Common Stock to Merger Sub in the Offer prior to the expiration of the Offer and to enter into agreements to cash out all of their outstanding options and warrants as provided in Section 3.5 of the Plan of Merger. In the event the Board of Directors of the Company shall conclude, in good faith, in compliance with Section 5.2 of the Plan of Merger, not to recommend, or to withdraw or modify its recommendation of, the Offer or the Merger to the shareholders of the Company in a situation which would permit the termination of the Plan of Merger pursuant to Sections 7.3(ii) or 7.4(ii) of the Plan of Merger, then the Significant Shareholders shall no longer be required to tender their Shares in the Offer pursuant to this Section 1.1 and may withdraw any Shares tendered.

         1.2 Support of Merger by Significant Shareholders. The Significant Shareholders
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agree in their capacity as shareholders to support the Offer and the Merger, to use their reasonable best efforts to recommend the Offer to the Company's other shareholders, to seek approval of the Merger, and to take all actions and execute all documents reasonably requested by Purchaser to carry out the foregoing matters, the Offer and the Plan of Merger, including, but not limited to the execution of written consent actions. In the event the Board of Directors of the Company, including the Significant Shareholders in their capacity as directors, shall conclude, in good faith, in compliance with
Section 5.2 of the Plan of Merger, not to recommend, or to withdraw or modify its recommendation of, the Offer or the Merger to the shareholders of the Company in a situation which would permit the termination of the Plan of Merger pursuant to Sections 7.3(ii) or 7.4(ii) of the Plan of Merger, then the Significant Shareholders shall no longer be required to support the Offer and the Merger as provided in this Section 1.2.


         1.3 Corporation Not Liable. From and after the Effective Date, Significant Shareholders will not seek indemnification, contribution, recourse or redress of any kind against Company or any of its subsidiaries in connection with any indemnification or similar obligations pursuant to corporate law, or contractual rights with respect to:

                 (a) in their positions and capacities as Company shareholders with respect to any claims they may have as Company shareholders against the Company and/or any officers or directors or employees of Company and its subsidiaries with respect to the actions of Company and its subsidiaries and its officers and directors and employees in connection with negotiating and approving the Merger and related transactions; and

                 (b) any transaction with the Company (or any of its subsidiaries) in which such person has a direct or indirect conflict of interest.

provided, however, this waiver shall not affect the right of such persons to indemnification under the Merger Agreement.

         Significant Shareholders agree, however, that in the event that they receive any benefits as shareholders or former shareholders of the Company as a result of actions taken by shareholders or former shareholders of the Company against the Company or Purchaser based on wrongdoing of the Company or its officers or directors (including, but not limited to, fiduciary duty breach) relating to the Merger then all such benefits shall be promptly returned to the Company or Purchaser (or the Company and Purchaser can fail to pay such benefits to the Significant Shareholder).





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         1.4     Confidentiality Covenant by Significant Shareholders.  Other
than their support of the Offer and the Merger contemplated hereby, Significant Shareholders covenant and agree that they will not divulge, furnish, publish or use for any purpose whatsoever, including but not limited to for any of their personal benefit or for the direct or indirect benefit of any other person or business entity, whether or not for monetary gain, any information which is not generally known in the real estate or parking industries, regarding the Company, the Merger or the transactions contemplated by the Plan of Merger or of Purchaser or its subsidiaries, including without limitation, any information relating to any business methods, marketing and business plans, financial contacts, financial data, systems, customers, suppliers, procedures, techniques, research, knowledge or processes used or developed by Purchaser or its subsidiaries, or any other proprietary or confidential information relating to Purchaser or its subsidiaries and their respective businesses. Each will inform any of its representatives who receive information relating to the Merger (the "Representatives") to treat such information confidentially and not to use it other than for the purpose of analyzing and evaluating the Merger. Each shall cause it and its Representatives to not trade securities of Purchaser or Company or tip other persons until there is a public announcement of the Merger.

         1.5 Bankruptcy, etc. Each of the Significant Shareholders represents that as to himself or herself, he or she is not involved as a debtor in any proceedings in any court under any bankruptcy law or any other insolvency or debtor's relief law, whether federal or state, or for the appointment of a trustee, receiver, liquidator, assignee, sequesteror or other similar official for a Significant Shareholder or any of their property.


                                   ARTICLE 2.

         2.1 Definitions. All terms which are capitalized and not defined herein shall have the same meanings as given them in the Plan of Merger.


         2.2 Several Obligations. The obligations of each of the Significant Shareholders under this agreement are several and not joint.


         2.3 Assignment by Purchaser. Purchaser may freely assign this Agreement to an affiliate; provided Purchaser remains liable for any of its obligations hereunder, without the express written consent of Significant Shareholder(s). No Significant Shareholder(s) may assign any right or delegate any obligation under this Agreement without the prior written consent of Purchaser, and any prohibitive assignment or delegation will be null and void. Purchaser will not unreasonably withhold consent to a transfer of Company Common Stock from a Significant Shareholder to this Agreement if the transferee agrees in writing to be bound by the terms of this Agreement.

         2.4. Notices. All notices, requests, consents and other communications hereunder





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shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:

                 (a) If to Purchaser, Merger Sub or Surviving Corporation, c/o Central Parking, Central Parking Corporation at 2401 21st Avenue South, Suite 200, Nashville, TN 37212, Attention: Chairman, or at such other address as may have been furnished to Significant Shareholders by Purchaser in writing; or

                 (b) If to Significant Shareholder(s), at c/o Leo Silverstein, Brock, Fensterstock, Silverstein, McAuliffe & Wade, LLC, 153 E. 53rd Street, 56th Floo, New York, New York 10022 or such other address as may have been furnished to Purchaser by Significant Shareholder(s) in writing.

         2..5.   Controlling Law.  This Agreement shall be construed,
interpreted and enforced in accordance with the laws of the State of New York.

         2.6. Headings. Any paragraph headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.

         2.7 Binding Nature. Subject to Paragraph 2.3, this Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

         2.8. Validity of Provisions. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be automatically modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

         2.9. Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedies hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy.

         2.10. Entire Agreement. This Agreement, those documents expressly referred to herein, and other documents of even date herewith embody the complete Agreement and understanding among the parties with respect to the subject matter hereof, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.





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         2.11.   Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

                                   ARTICLE 3.

         3.1 Effectiveness. This agreement is effective upon the execution of the Plan of Merger.





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         IN WITNESS WHEREOF, this agreement has been duly executed as of the date first written above.


                                  SIGNIFICANT SHAREHOLDERS:
                                  -------------------------


                                  ----------------------------------------------
                                  Lowell Harwood


                                  ----------------------------------------------
                                  Mrs.  Lowell Harwood


                                  ----------------------------------------------
                                  Sanford Harwood


                                  ----------------------------------------------
                                  Brett Harwood


                                  ----------------------------------------------
                                  Mrs.  Brett Harwood


                                  ----------------------------------------------
                                  Brett Harwood, as custodian and trustee
                                       for his minor children


                                  ----------------------------------------------
                                  Leslie Harwood Ehrlich


                                  ----------------------------------------------
                                  Craig Harwood


                                  ----------------------------------------------
                                  Scott Harwood


                                  ----------------------------------------------
                                  Scott Harwood, as custodian for
                                       his minor children





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